Exhibit 32.1

CERTIFICATION

Gene Hodges, Chief Executive Officer of Websense, Inc., hereby certifies pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350) that, to the best of his knowledge:

1.

The Quarterly Report on Form 10-Q of Websense, Inc. for the quarterly period ended September 30, 2008 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act.

2.

The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of Websense, Inc. for the period covered by the Quarterly Report.

Dated: November 7, 2008	By:	/s/ GENE HODGES
Gene Hodges
Chief Executive Officer

*A signed original of this written statement has been provided to Websense, Inc. and will be retained by Websense, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.  This written statement accompanies the Quarterly Report to which it relates, is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, irrespective of any general incorporation language contained in such filing.